Exhibit 10.6
FORM OF
OMNIBUS AGREEMENT
BY AND AMONG
MEMORIAL PRODUCTION PARTNERS LP,
MEMORIAL PRODUCTION PARTNERS GP LLC,
AND
MEMORIAL RESOURCE DEVELOPMENT LLC

FORM OF OMNIBUS AGREEMENT
     This Omnibus Agreement is entered into on, and effective as of, ____________, 2011 (the “Closing Date”), and is by and among Memorial Production Partners LP, a Delaware limited partnership (the “MLP”), Memorial Production Partners GP LLC, a Delaware limited liability company and the general partner of the MLP (the “General Partner”), and Memorial Resource Development LLC, a Delaware limited liability company (“MRD”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, on the Closing Date, certain subsidiaries of MRD will contribute and/or sell certain assets and interests to the MLP (the “Contribution”) in exchange for limited partnership interests in the MLP, cash and other consideration agreed to by the Parties; and
     WHEREAS, in connection with the Contribution, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to (1) specified indemnification obligations of MRD and (2) certain reimbursement obligations of the Parties.
     NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions.
     “Affiliate” is defined in the MLP Agreement.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Audit Right” is defined in Article IX.
     “BlueStone Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement dated as of the Closing Date among MRD, BlueStone Natural Resources Holdings, LLC, the General Partner, the MLP and the OLLC.
     “Board” means the Board of Directors of the General Partner.
     “Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of Texas.
     “Classic Assets” means the “Assets”, as such term is defined in the Classic Purchase Agreement.

     “Classic Purchase Agreement” means the Purchase and Sale Agreement dated as of the Closing Date among MRD, Classic Hydrocarbons Holdings, L.P., the General Partner, the MLP and the OLLC.
     “Closing Date” is defined in the Preamble.
     “Columbus Assets” means the “Assets”, as such term is defined in the BlueStone Contribution Agreement.
     “Common Unit” is defined in the MLP Agreement.
     “Confidential Information” means all information, including information relating to the MLP Group, (i) furnished to MRD or its representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by MRD or its representatives containing or based in whole or in part on any such furnished information.
     “Conflicts Committee” is defined in the MLP Agreement.
     “Contribution” is defined in the Recitals.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Covered Environmental Losses” means Losses by reason of or arising out of:
     (a) with respect to the MLP Assets, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or
     (b) any event, omission, or condition associated with ownership or operation of the MLP Assets (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations) including (i) the cost and expense of any Environmental Activities and (ii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;
but only to the extent that such violation described in clause (a), or such events, omissions or conditions described in clause (b), occurred or existed before the Closing Date.
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health or the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances. Without limiting the foregoing, Environmental Laws include the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
     “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “GAAP” means accounting principles generally accepted in the United States.
     “General Partner” is defined in the Preamble.
     “Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” is defined in Section 2.3(a).
     “Initial Term” means the period from the Closing Date until 12:01 a.m. on the fifth anniversary of the Closing Date (or the next Business Day thereafter).
     “Liabilities” is defined in Section 6.1.
     “Losses” means any and all losses, damages, obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.
     “Material Losses” is defined in Section 2.2(b).
     “MLP” is defined in the Preamble.
     “MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as it may be amended, modified or supplemented from time to time; provided, however, that if any such amendment, modification or supplement in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units; or (ii) materially limit or impair the rights or reduce the obligations of the Parties under this Agreement, then such amendment, modification or supplement shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.
     “MLP Assets” means the Classic Assets, the Columbus Assets and the WHT Assets, in each case with the MLP Group owning, as of the Closing Date, (i) a working interest no greater than (unless there is a corresponding increase in net revenue interest), and (ii) a net revenue interest no less than, the respective interest set out in the Reserve Reports with respect to each such property.
     “MLP Change of Control” means MRD ceases to Control the General Partner or the General Partner is removed as general partner of the MLP.
     “MLP Contribution Agreements” means collectively, the Classic Purchase Agreement, the BlueStone Contribution Agreement and the WHT Contribution Agreement.
     “MLP Group” means the MLP, the General Partner and the subsidiaries of the MLP, including the OLLC.
     “MLP Indemnified Party” is defined in Section 6.1.
     “MRD” is defined in the Preamble.
     “MRD Indemnified Party” is defined in Section 6.2.

     “OLLC” means Memorial Production Operating LLC, a Delaware limited liability company.
     “Party” and “Parties” are defined in the Preamble.
     “Person” means an individual or entity (including a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority).
     “PDP Reserves” means the Proved Reserves that are expected to be produced from existing wells with existing equipment and operating methods.
     “Proceedings” means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.
     “Properties” means the oil and natural gas properties now owned or hereafter acquired by the MLP Group, including oil and gas leases, mineral interests, royalty interests, overriding royalty interests, pipelines, flow lines, gathering lines, gathering systems, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith, including the MLP Assets.
     “Proved Reserves” has the meaning given to the term “proved oil and gas reserves” in Rule 4-10 of Regulation S-X promulgated under the Securities Act of 1933, as amended.
     “Registration Statement” means the Registration Statement on Form S-1, as amended (No. 333-175090), filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Reserve Reports” means the MLP’s estimate of its Proved Reserves as of December 31, 2010 or January 1, 2011, as applicable, as set forth in aggregate in the reserve engineer evaluation and audit letters included as Exhibits C, D and E to the prospectus included in the Registration Statement.
     “Services” means the services to be provided by or on behalf of MRD to the General Partner for the benefit of the MLP Group pursuant to this Agreement as set forth in Exhibit A.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

     “Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or by operation of law.
     “Term” means the period commencing with the Closing Date and ending on the date of termination of this Agreement pursuant to Section 8.1.
     “WHT Assets” means the “Assets”, as such term is defined in the WHT Contribution Agreement.
     “WHT Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement dated as of the Closing Date among MRD, WHT Energy Partners LLC, the General Partner, the MLP and the OLLC.
     1.2 Other Definitions. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.
     1.3 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
PAYMENT; INDEMNIFICATION
     2.1 Title, Tax and Environmental Indemnifications. Subject to the provisions of Sections 2.2, 2.3 and 2.4, MRD shall indemnify, defend and hold harmless the MLP Group from and against:

     (a) any Losses suffered or incurred by the MLP Group by reason or arising out of the failure of the MLP Group to be the owner of valid and indefeasible title, easement rights, leasehold and/or fee ownership interests in and to the lands on which any MLP Assets are located or which constitute any MLP Assets, and such failure deprives the MLP Group from the economic benefits of the MLP Assets or renders the MLP Group liable or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets (A) were used and operated by MRD and/or its applicable subsidiary immediately prior to the Closing Date as described in the Registration Statement or (B) are intended to be used by the MLP Group from and after the Closing Date as described in the Registration Statement (including as setforth on the Reserve Reports);
     (b) any Losses suffered or incurred by the MLP Group by reason of or arising out of any federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date, including (A) any such income tax liabilities that may result from the consummation of the formation transactions for the MLP Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor, transferred or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;
     (c) any Covered Environmental Losses suffered or incurred by the MLP Group;
     (d) all liabilities, other than Covered Environmental Losses, relating to the operation of the MLP Assets prior to the Closing Date that were not disclosed in the most recent pro forma balance sheet of the MLP included in the Registration Statement, or incurred in the ordinary course of business thereafter; and
     (e) any losses suffered or incurred by the MLP Group as a result of, relating to or arising out of the failure of MRD or its applicable subsidiary (including any member of the MLP Group) to have on the Closing Date any consent, waiver or governmental permit that renders the MLP Group liable or unable to own, use or operate the MLP Assets in substantially the same manner that the MLP Assets (i) were owned, used or operated by MRD or its applicable subsidiary immediately prior to the Closing Date as described in the Registration Statement or (ii) are intended to be used by the MLP Group from and after the Closing Date as described in the Registration Statement.
     2.2 Limitations Regarding Indemnification.
     (a) The indemnification obligations set forth in Sections 2.1(a) and (e) shall survive until the third anniversary of the Closing Date, the indemnification obligations set forth in Sections 2.1(c) and (d) shall survive until the first anniversary of the Closing Date and the indemnification obligations set forth in Section 2.1(b) shall survive until 60 days after the expiration of any applicable statute of limitations; provided, however, that any such indemnification obligation shall remain in full force and effect thereafter only with respect to any bona fide claim made thereunder prior to any such expiration and then only for such period as may be necessary for the resolution thereof.
     (b) No claim may be made against MRD for indemnification pursuant to Section 2.1 (a), (d) or (e) unless the aggregate dollar amount of the Material Losses suffered or incurred by the MLP Group under Sections 2.1(a), (d) and (e) exceeds $500,000; after such time MRD shall be liable to the extent and only to the extent that such Material Losses exceed $500,000 and in no event shall the aggregate liability of MRD under Section 2.1(d) exceed $5,000,000. No claim may be made against MRD for indemnification pursuant to Section 2.1(c) unless the aggregate dollar amount of the Material Losses suffered or incurred by the MLP Group under Section 2.1(c) exceeds $500,000; after such time MRD shall be liable to the extent and only to the extent that such Material Losses exceed $500,000 and in no event shall the aggregate liability of MRD under Section 2.1(c) exceed $5,000,000. The term “Material Losses” means only those Losses that exceed $50,000.

     2.3 Indemnification Procedures.
     (a) Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article II agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article II (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that no Indemnified Party shall submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement); provided further, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.
     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Parties unless it includes a full release of the Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.
     (c) The Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the Indemnified Parties may receive, permitting the names of the Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying Parties of any files, records or other information of the Indemnified Parties that Indemnifying Parties consider relevant to such defense and the making available to Indemnifying Parties of any employees of the Indemnified Parties; provided, however, that in connection therewith Indemnifying Parties agree to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Parties and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Parties pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Parties to cooperate with Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Parties agree to keep any such counsel hired by the Indemnified Parties reasonably informed as to the status of any such defense, but Indemnifying Parties shall have the right to retain sole control over such defense.

     (d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Parties as a result of such claim and (ii) all amounts recovered by the Indemnified Parties under contractual indemnities from third parties. The Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties. To the extent that Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, Indemnifying Parties shall be subrogated to the rights of the Indemnified Parties to receive the proceeds of such insurance or contractual indemnity.
     2.4 Access Rights. Upon reasonable advance notice, the MLP Group shall afford to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of MRD reasonable access, during normal business hours, to the MLP Assets in order to conduct any Environmental Activity that MRD has agreed to perform or is responsible for performing or to otherwise observe, review or evaluate any matters for which the MLP Group may seek indemnification from MRD pursuant to this Article II; provided that any such access shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the MLP Group and MRD shall indemnify, defend and hold harmless the MLP Group from and against any losses of the MLP Group arising from personal injury or property damage as a result of the access granted hereby to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of MRD.
     2.5 Past Acquisitions. MRD agrees to (and to cause its applicable subsidiaries to) assign to the MLP all legal rights to pursue claims for indemnification included in any acquisition agreements pursuant to which MRD or such subsidiaries (excluding the MLP Group) acquired any of the MLP Assets. If such legal rights are not assignable pursuant to the terms of such acquisition agreements or for any other reason, MRD agrees to (and to cause its applicable subsidiaries to) pursue its remedies for any indemnifiable claims on behalf of the MLP. Any amounts recovered by MRD on behalf of the MLP shall be contributed to the MLP and will not be counted towards any deductible included in Section 2.2(b).
ARTICLE III
PROVISION OF SERVICES
     3.1 Services. During the Term, MRD shall provide (or cause to be provided) the Services to the General Partner for the benefit of the MLP Group. MRD is authorized to enter into and act on the General Partner’s behalf, as agent, in connection with any agreement with third parties, including any agreements with purchasers of hydrocarbon products produced from the Properties or providers of transportation services for such production, reasonably related to the provision of the Services. The General Partner may temporarily or permanently exclude any particular service from the scope of Services upon 90 days’ written notice to each of the Partnership and OLLC.
     3.2 MRD Information. It is contemplated by the Parties that, during the Term, the General Partner will be required to provide certain notices, information and data necessary for MRD to perform the Services and its obligations under this Agreement. MRD shall be permitted to rely on any information or data provided by the General Partner to MRD in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that MRD has actual knowledge that such information or data is inaccurate or incomplete.
ARTICLE IV
STANDARD OF CARE
     4.1 Standard of Performance. Subject to the liability standard set forth in Article VI, MRD shall (and shall cause its applicable subsidiaries, excluding the MLP Group, to) provide Services (a) using at least the same level of care, quality, timeliness and skill in providing the Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as the applicable Person’s past practice in performing like services for itself and its Affiliates in connection with the ownership or operation of the MLP Assets during the one-year period prior to the Closing Date, and (b) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable laws.
     4.2 Procurement of Goods and Services. To the extent that MRD is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, MRD shall use commercially reasonable efforts (a) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (b) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.
     4.3 Protection from Liens. MRD shall not permit any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.
     4.4 Commingling of Assets. To the extent MRD shall have charge or possession of any of the General Partner’s or the MLP Group’s assets in connection with the provision of the Services, MRD shall separately maintain, and not commingle, the assets of the General Partner or the MLP Group with those of MRD or any other Person.
     4.5 Insurance. MRD shall obtain and maintain during the Term from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by MRD, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and MRD’s past practices. MRD agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies. Except with respect to workers’ compensation coverage, the policies shall name the General Partner as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the General Partner. The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction. The insurance policies and coverages shall be reviewed with the Board at least annually, beginning with the first Board meeting following the Closing Date.
     4.6 Third-Party Intellectual Property. If MRD uses or licenses intellectual property owned by third parties in the performance of the Services, MRD shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.
ARTICLE V
MRD REIMBURSEMENT; CONTINUING OBLIGATIONS
     5.1 MRD Reimbursement. During the Initial Term:
     (a) On or before the 45th day following the end of each calendar quarter, the MLP shall pay MRD, with respect to any Services provided by MRD during such calendar quarter, an amount equal to the sum of:
     (i) the costs and expenses incurred by MRD that are directly attributable to the General Partner for the benefit of the MLP Group, including costs for engaging third parties such as consultants, reservoir engineers, attorneys and accountants; and
     (ii) a proportionate amount of all general, administrative, overhead and other indirect costs and expenses (including, if applicable and if not covered by (i) above, the allocable portion of salary, bonus, incentive compensation and other amounts paid to Persons who provide Services, certain of whom may provide Services solely for the benefit of the MLP Group) incurred by MRD or its Affiliates in providing or causing to be provided Services for the benefit of the MLP Group reasonably allocable to the provision of such Services.
     (b) The General Partner shall determine in good faith the proper allocation of costs and expenses pursuant to Section 5.1(a).
     (c) On or before the 15th day following the end of each calendar quarter, MRD shall provide the General Partner with an invoice for the costs and expenses described in Section 5.1(a) relating to such calendar quarter. If requested by the General Partner, MRD’s invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.
     5.2 COPAS Fees. MRD shall be entitled to retain any COPAS overhead charges associated with drilling and operating wells billed in accordance with operating agreements to the extent that it (or any of its subsidiaries excluding the MLP Group) is the operator of such wells. The MLP Group will pay their proportionate share of all expenses that are directly chargeable to wells in which they own an interest pursuant to the terms of the applicable operating agreements. The MLP shall be entitled to retain any COPAS overhead charges associates with drilling and operating wells billed in accordance with operating agreements to the extent that the MLP is the operator of such wells. For the avoidance of doubt, a well in which the MLP is the designated operator but that is operated by MRD personnel pursuant to this agreement is a well for which the MLP is entitled to retain applicable COPAS overhead charges.
     5.3 Taxes. The MLP shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained for the provision of Services under this Agreement, including any Taxes in respect of the Services.
     5.4 Disputed Charges.
     (a) The General Partner may, within 120 days after receipt of an invoice from MRD, take written exception to any charge on the ground that the same was not a reasonable cost or expense incurred by MRD in connection with the provision of Services. The General Partner shall nevertheless pay MRD in full when due the invoiced amount. Such payment shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid. However, if the amount as to which such written exception is taken, or any part thereof, is ultimately determined not to be a reasonable cost or expense incurred by MRD in connection with the provision of Services, such amount or portion thereof (as the case may be) shall be refunded by MRD to the General Partner together with interst theeon at the lesser of (i) the prime rate per annum established by the administrative agent under the revolving credit agreement of the MLP or the OLLC, as applicable, as in effect on the date of payment by the General Partner in respect of such contested invoice or (ii) the maximum lawful rate during the period from the date of payment by the General Partner to the date of refund by MRD.
     (b) If, within 20 days after receipt of any written exception pursuant to Section 5.4(a), the General Partner and MRD have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of the General Partner or MRD may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and MRD, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.
     5.5 Seismic Data. If the MLP Group requires access to seismic data, interpretations, geological and/or geographic information to which MRD or any of its subsidiaries has access, (a) if MRD or any of its subsidiaries has the unrestricted right to provide such data or information to the MLP Group, MRD shall (or shall cause such subsidiary to) promptly provide such data or information to the MLP Group, and (if neither MRD nor any of its subsidiaries has the unrestricted right to provide such data or information, MRD shall (and shall cause any applicable subsidiary to) use all commercially reasonable efforts to obtain (at the MLP Group’s sole cost and expense) access to such data or information for the MLP Group.

ARTICLE VI
INDEMNIFICATION; LIMITATIONS
     6.1 Indemnification by MRD. MRD hereby agrees to defend, indemnify and hold harmless each member of the MLP Group and their respective members, partners and Affiliates (other than MRD) and each of their respective officers, managers, directors, employees and agents (each, an “MLP Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MLP Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud, gross negligence or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of MRD in providing Services, but except to the extent arising out of the gross negligence or willful misconduct of any MLP Indemnified Party.
     6.2 Indemnification by the MLP. The MLP hereby agrees to defend, indemnify and hold harmless MRD and its members, partners and Affiliates (other than the MLP Group) and each of their respective officers, managers, directors, employees and agents (each, a “MRD Indemnified Party” and, collectively with the MLP Indemnified Parties, each an “Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MRD Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Losses arise out of any acts or omissions of the MRD Indemnified Parties in connection with the provision of (or failure to provide) Services, except to the extent that MRD is responsible for such Losses pursuant to Section 6.1.
     6.3 Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1 AND SECTION 6.2, THE DEFENSE AND INDEMNITY OBLIGATION IN SECTION 6.1 AND SECTION 6.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL IN NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE VI HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

     6.4 Exclusion of Damages; Disclaimers.
          (a) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 6.4(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 6.1 OR SECTION 6.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 6.1 OR SECTION 6.2.
          (b) OTHER THAN AS SET FORTH IN SECTION 4.1, MRD DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE BENEFIT OF THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER MRD KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE GENERAL PARTNER, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE GENERAL PARTNER, THE GENERAL PARTNER IS ENTITLED TO CAUSE MRD TO RELY ON AND TO ENFORCE SUCH WARRANTY.
     6.5 Survival. The provisions of this Article VI shall survive the termination of this Agreement.
ARTICLE VII
CONFIDENTIALITY
     7.1 Confidential Information.
     (a) Non-disclosure. MRD shall maintain the confidentiality of all Confidential Information; provided, however, that MRD may disclose such Confidential Information:
     (i) to its Affiliates to the extent deemed by MRD to be reasonably necessary or desirable to enable it to perform the Services;
     (ii) to the extent necessary for MRD or any of its subsidiaries, in its capacity as operator of properties that include MLP Assets, to fulfill duties to third parties with interests in such properties;
     (iii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between MRD and the MLP Group arising hereunder;

     (iv) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which MRD is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, MRD shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure;
     (v) to MRD’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom MRD may enter into contractual relationships, to the extent deemed by MRD to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that MRD shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed;
     (vi) if authorized by the General Partner; and
     (vii) to the extent such Confidential Information becomes publicly available other than through a breach by MRD of its obligation arising under this Section 7.1(a).
MRD acknowledges and agrees that the Confidential Information is being furnished to MRD for the sole and exclusive purpose of enabling it to perform the Services and the Confidential Information may not be used by it for any other purpose.
     (b) Business Conduct. Subject to the last sentence of Section 7.1(a). nothing in this Article VII shall prohibit the MLP, MRD or any of their respective affiliates from conducting business in any location, including in and near the areas where the MLP Assets are located.
     (c) Remedies and Enforcement. MRD acknowledges and agrees that a breach by it of its obligations under this Article VII would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner. Accordingly, MRD agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by MRD, without the necessity of posting bond or other security. The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.
     7.2 Survival. The provisions of this Article VII shall survive the termination of this Agreement.

ARTICLE VIII
TERM AND TERMINATION
     8.1 Term. This Agreement shall remain in force and effect through the end of the Initial Term, and shall thereafter continue on a year-to-year basis, in each case unless terminated pursuant to Section 8.2.
     8.2 Termination.
     (a) After the end of the Initial Term, this Agreement may be terminated by either Party prior to the expiration of any applicable annual term thereafter, upon 180 days’ written notice to the other Party;
     (b) This Agreement may be terminated at any time by MRD upon the General Partner’s or the MLP’s material breach of this Agreement, if (i) such breach is not remedied within 60 days (or 30 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the General Partner commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered to the General Partner;
     (c) This Agreement may be terminated at any time by the General Partner upon MRD’s material breach of this Agreement, if (i) such breach is not remedied within 60 days after MRD’s receipt of the General Partner’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that MRD commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered to MRD; or
     (d) This Agreement may be terminated immediately by any Party upon an MLP Change of Control.
     8.3 Survival. The provisions of Article II, Article V (with respect to unpaid amounts due hereunder), Section 5.4, Article VI, Article VII, Article IX, Article X and Article XI shall survive any termination of this Agreement.
ARTICLE IX
AUDIT RIGHTS
     At any time during the Term and for one year thereafter, the General Partner shall have the right to review and, at the General Partner’s expense, to copy, the books and records maintained by MRD relating to the provision of the Services. In addition, to the extent necessary to verify the performance by MRD of its obligations under this Agreement, the General Partner shall have the right, at the General Partner’s expense, to audit, examine and make copies of or extracts from the books and records of MRD (the “Audit Right”). The General Partner may exercise the Audit Right through such auditors as the General Partner may determine in its sole discretion. The General Partner shall (a) exercise the Audit Right only upon reasonable written notice to MRD and during normal business hours and (b) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to MRD.
ARTICLE X
BUSINESS OPPORTUNITIES
     10.1 No Business Opportunities. None of the Parties nor any of their Affiliates shall have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other Party or their Affiliates.
     10.2 No Non-Compete. Subject to the last sentence of Section 7.1(a), he Parties and their Affiliates shall be free to engage in any business activity whatsoever without the participation of the other, including any activity that may be in direct competition with the MLP Group or MRD, as the case may be.
ARTICLE XI
MISCELLANEOUS
     11.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     11.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 11.2.
     To MRD:
1401 McKinney Street, Suite 1025
Houston, TX 77010
Attention:           Chief Executive Officer
Telephone:         [           ]
Facsimile:           [           ]
     To the MLP Group:
1401 McKinney Street, Suite 1025
Houston, TX 77010
Attention:           Chief Executive Officer
Telephone:           [         ]

Facsimile:              [       ]
     11.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     11.4 Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.
     11.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     11.6 Amendment or Modification. This Agreement may be amended or modified only from time to time by the written agreement of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner (a) would have a material adverse effect on the holders of Common Units or (b) materially limit or impair the rights or reduce the obligations of the Parties under this Agreement. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.
     11.7 Assignment; No Third-Party Beneficiaries. None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties. Notwithstanding the foregoing, a merger of a Party shall not be deemed to be an assignment or transfer of its rights or a delegation of its obligations under this Agreement. Furthermore, the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment or transfer of its rights or a delegation of its obligations under this Agreement if the assignee assumes all of the obligations under this Agreement. The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     11.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     11.9 Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.

     11.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     11.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     11.12 Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     11.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     11.14 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of MRD, the General Partner or any of their respective Affiliates.
[Signatures on the following page]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

MEMORIAL PRODUCTION PARTNERS LP

By: Memorial Production Partners GP LLC, its general partner

By:

Name:
Title:

MEMORIAL PRODUCTION PARTNERS GP LLC

By:

Name:
Title:

MEMORIAL RESOURCE DEVELOPMENT LLC

By:

Name:
Title:

EXHIBIT A
DESCRIPTION OF SERVICES
SERVICES
The following services to be provided by MRD or its designee:

1.	Accounting;
2.	Administrative;
3.	Audit;
4.	Benefits, Compensation and Human Resources Administration;
5.	Billing and Invoices;
6.	Bonds (performance, appeal, environmental and surety);
7.	Books and Record Keeping;
8.	Budget;
9.	Cash Management;
10.	Consulting;
11.	Corporate Finance;
12.	Corporate Governance Support;
13.	Credit and Debt Administration;
14.	Drilling;
15.	Employee Health and Safety;
16.	Engineering;
17.	Environmental;
18.	Financial, Planning and Analysis;
19.	Geological and Geophysical;
20.	Government and Public Relations;
21.	Hedging and Derivatives;
22.	Information Technology;
23.	Insurance;
24.	Investor Relations;
25.	Legal;
26.	Land Administration;
27.	Management;
28.	Marketing;
29.	Office Leasing;
30.	Operations;
31.	Payroll;
32.	Property Management;
33.	Purchasing and Materials Management;
34.	Regulatory Management;
35.	Reservoir Engineering;
36.	Risk Management;
37.	Security;
38.	Service Contracts,
39.	Support for SEC reporting and compliance;
40.	Tax;
41.	Technical;
42.	Travel;
43.	Treasury; and
44.	Acquisition Services.